                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commissioner Only (as permitted by Rule 14a-6(c)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              THE MAXIM GROUP, INC.
          ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
          ---------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.


         1) Title of each class of securities to which transaction applies:_______________________________

         2)       Aggregate number of securities to which transaction applies:
                  _______________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________

         4)       Proposed maximum aggregate value of transaction:_____________

         5)       Total fee paid:_______________________________________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid: ____________________________________

         2)       Form, Schedule or Registration Statement No.:  _______________

         3)       Filing Party: ____________________________________

         4)       Date Filed: ____________________________________

                               [MAXIM LETTERHEAD]









                                  June 4, 1998


Dear Stockholder:

         This year's Annual Meeting of Stockholders ("Annual Meeting") of The Maxim Group, Inc. (the "Company") will be held on Friday, June 26, 1998 at 10:00 a.m., local time, at the Company's offices, 210 TownPark Drive, Kennesaw, Georgia 30144. You are cordially invited to attend.

         The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

         A copy of the Company's 1998 Annual Report is also enclosed for your information.

         We look forward to seeing you at the Annual Meeting.

                              Very truly yours,

                              /s/ A.J. Nassar

                              A. J. NASSAR
                              President and Chief Executive Officer

                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 26, 1998


         The annual meeting of shareholders of The Maxim Group, Inc. (the "Company") will be held on Friday, June 26, 1998 at 10:00 a.m., at the principal office of the Company located at 210 TownPark Drive, Kennesaw, Georgia 30144, for the following purposes:

         (1) To elect two (2) directors to serve for a term of three years and until their successors are elected and qualified;

         (2) To approve an amendment to the 1993 Stock Option Plan of the Company to increase the number of shares of Common Stock available for grant thereunder from 3,000,000 shares to 4,000,000 shares; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on May 28, 1998 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                 By Order of the Board of Directors,

                                 /s/ A.J. Nassar

                                 A.J. NASSAR
                                 President and Chief Executive Officer


Kennesaw, Georgia
June 4, 1998

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 26, 1998

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Maxim Group, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Friday, June 26, 1998, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about June 4, 1998. The address of the principal executive offices of the Company is 210 TownPark Drive, Kennesaw, Georgia 30144.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below as Class II Directors of the Company and for adoption of the amendment to the 1993 Stock Option Plan. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to amend the 1993 Stock Option Plan.

         The record of shareholders entitled to vote at the annual meeting was taken on May 28, 1998. On that date the Company had outstanding and entitled to vote 16,167,613 shares of common stock, par value $.001 per share (the "Common Stock"), with each share entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of April 15, 1998, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined herein), and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


NAME AND ADDRESS                                           NUMBER OF SHARES                      PERCENTAGE OF
OF BENEFICIAL OWNER                                        BENEFICIALLY OWNED(1)                     TOTAL
-------------------                                        ---------------------                    -------
Richard A. Kaplan.........................................         930,000                            5.7%
  7 Far View Hill
  Rochester, New York 14620
A.J. Nassar(2)............................................       1,210,960                            7.1
  210 TownPark Drive
  Kennesaw, Georgia 30144
M.B. Seretean.............................................         677,000                            4.2
H. Stanley Padgett(3).....................................         179,497                            1.1
Herb Biggers(4)...........................................          20,000                             *
Thomas P. Leahey(5).......................................          57,000                             *
David E. Cicchinelli......................................               0                             0
James W. Inglis(6)........................................         190,000                            1.2
J. Michael Nixon..........................................         115,000                             *
Herb Wolk.................................................         200,000                            1.2
FMR Corp.(7)..............................................       1,206,100                            7.4
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company, LLP(8).....................       1,002,700                            6.5
  75 State Street
  Boston, Massachusetts 02109
Cumberland Associates LLC(9)..............................         876,700                            5.4
  1114 Avenue of the Americas
  New York, New York 10036
All directors and executive
  officers as a group
  (13 persons)(10)........................................       3,685,836                           21.1

--------------------

         *Less than one percent of outstanding shares

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 16,306,360 shares outstanding as of April 15, 1998, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 16,306,360 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.

(2) Includes 705,960 shares of Common Stock subject to stock options exercisable within the next 60 days.

(3) Includes 166,320 shares of Common Stock subject to stock options exercisable within the next 60 days.

(4) Includes 20,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(5) Includes 57,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(6) Includes 140,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(7) According to a Schedule 13G dated February 14, 1998 filed with the Commission by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson, Mr. Johnson is the Chairman of FMR and the owner of 12% of the aggregate outstanding voting stock of FMR and Ms. Johnson is a director of FMR and the owner of 24.5% of the aggregate outstanding voting stock of FMR and each may be deemed to be members of a controlling group with respect to FMR. The Schedule 13G states that (i) Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR ("Fidelity"), is the beneficial owner of 956,400 shares of Common Stock as a result of acting as investment advisor to various registered investment companies (the "Funds"), (ii) Mr. Johnson, FMR (through its control of Fidelity) and the Funds each has sole power to dispose of the 956,400 shares owned by the Funds, and
         (iii) the power to vote all of the 956,400 shares resides with the Board of Trustees of the Funds. The Schedule 13G further states that
         (i) Fidelity Management Trust Company ("Fidelity Management"), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 249,700 shares of Common Stock as a result of it serving as investment manager of the institutional account(s) and (ii) each of Mr. Johnson and FMR (through its control of Fidelity Management) has sole voting and dispositive power over 249,700 shares of Common Stock owned by such institutional account(s). The Company makes no representation as to the accuracy or completeness of the information reported.

(8) Based on a Schedule 13G dated January 14, 1998 filed with the Commission by Wellington Management Company. The Company makes no representation as to the accuracy or completeness of the information reported.

(9) Based on a Schedule 13G dated April 6, 1998 filed with the Commission by Cumberland Associates LLC. The Company makes no representation as to the accuracy or completeness of the information reported.

(10) Includes an aggregate of 1,192,659 shares of Common Stock subject to stock options exercisable within the next 60 days.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of eight persons. The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than three nor more than 15 members, the precise number to be determined from time to time by the Board of Directors. At the Company's 1996 Annual Meeting of Shareholders held in August 1996, the Board of Directors was classified into three classes, as nearly equal in number as possible, each of which, after initial terms of one, two and three years, will serve for three years, with one class being elected each year. Two Class II directors are presently standing for election to the Board. The Board of Directors recommends the election of the two nominees listed below.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class II directors, to serve for a term of three years and until their successors are elected and qualified:

         DAVID E. CICCHINELLI, age 45, has served as President, Retail Groups of the Company since May 1998 and as a director of the Company since October 1997. Mr. Cicchinelli was a management consultant from November 1997 to May 1998 and served as the President and Chief Executive Officer of Color Tile, Inc., a retail floor covering company, from April 1996 to October 1997. Prior to joining Color Tile, Inc., Mr. Cicchinelli served as the President and Chief Operating Officer of Carpetland USA, Inc., a retail floor covering company, from 1984 to April 1996.

         JAMES W. INGLIS, age 54, has served as a director of the Company since May 1996 and served as its Chief Operating Officer and Senior Executive Vice President from May 1996 to March 1998. Mr. Inglis has served as consultant to the Company since March 1998. From 1983 to 1996, Mr. Inglis served in various capacities with The Home Depot, Inc., a home improvement retailer, including most recently as its Executive Vice President of Strategic Development and as a member of its board of directors. Mr. Inglis serves as a director of K&G Men's Center, Inc., a clothing retailer.

         The following persons are members of the Board of Directors who are not standing for election to the Board this year and whose term will continue after the Annual Meeting of Shareholders.

         RICHARD A. KAPLAN, age 52, has served as Chairman Emeritus of the Company since February 1995 and served as Chairman of the Board of the Company from 1989 to February 1994. Mr. Kaplan founded the Company in 1989. Mr. Kaplan has also served as Chairman of the Board of Worksmart International, Inc., a personnel consulting company, since 1995. Mr. Kaplan served as Chairman of the Board of Richland Industries Corp., a retail floor covering chain based in Rochester, New York, from 1972 to 1995.

         A.J. NASSAR, age 41, has served as President, Chief Executive Officer and a Director of the Company since December 1990. From 1986 to 1990, Mr. Nassar served as Vice President and Chief

Operating Officer of Kenny Carpet and Linoleum, Inc., a multistore retail carpet chain in western New York. He was previously employed in the carpet manufacturing industry by Trend Carpet Mills and Queen Carpet Mills, where he was responsible for sales of floor covering products to floor covering retailers. Mr. Nassar serves as a director of North Atlantic Acquisition Corp., a blind pool investment company.

         J. MICHAEL NIXON, age 53, has served as a Director of the Company since February 1996. Mr. Nixon has served as the President and co-owner of Q.I. Corporation, a building materials contractor, since 1967.

         H. STANLEY PADGETT, age 50, has served as a Senior Executive Vice President and Director of the Company since August 1996. Since joining Image Industries, Inc., a wholly-owned subsidiary of the Company ("Image") in 1976, Mr. Padgett has served as Vice President of Manufacturing and Vice President of Operations of Image prior to becoming its President and Chief Executive Officer in July 1990. Mr. Padgett has been a member of the Board of Directors of Image since September 1990. Mr. Padgett was elected to the Board of Directors of the Company in August 1996 in accordance with the terms of the merger agreement with Image.

         M.B. SERETEAN, age 73, has served as a Director of the Company since September 1993 and as its Chairman of the Board since February 1995. Mr. Seretean was a founder of Coronet Industries, Inc., a carpet manufacturer, in 1956 and served as its President and Chairman of the Board until his retirement in 1987. Mr. Seretean serves as a director of Trend Laboratories, Inc., a cosmetics company. He is a former director of RCA Corporation, Turner Broadcasting Corporation, the Atlanta Hawks and the Atlanta Braves.

         HERB WOLK, age 66, has served as a director of the Company since 1991. Mr. Wolk is the owner and President of Cadillac Carpet Distributors and has served in various capacities with that company since 1976. Mr. Wolk is the Chairman-elect of the American Floor Covering Association.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended January 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except for Richard A. Kaplan, a director of the Company, who failed to file on a timely basis one report relating to one transaction.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.


                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

         The Board of Directors held 15 meetings during the year ended January 31, 1998. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company's Board of Directors has four standing committees -- the Audit Committee, the Compensation Committee, the Stock Option Committee and the Directors' Nominating Committee.

         The Audit Committee presently consists of Richard A. Kaplan and J. Michael Nixon. The Audit Committee has been assigned the principal functions of:
(i) recommending the independent auditors; (ii) reviewing and approving the annual report of the independent auditors; (iii) approving the annual financial statements; and (iv) reviewing and approving summary reports of the auditor's findings and recommendations. The Audit Committee held one meeting during the year ended January 31, 1998.

         The Compensation Committee presently consists of Richard A. Kaplan, J. Michael Nixon, M.B. Seretean and Herb Wolk. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee held two meetings during the year ended January 31, 1998.

         The Stock Option Committee presently consists of Richard A. Kaplan and Herb Wolk. The Stock Option Committee has been assigned the functions of administering the Company's 1993 Stock Option Plan and granting options thereunder. The Stock Option Committee held four meetings during the year ended January 31, 1998.

         The Directors' Nominating Committee presently consists of Richard A. Kaplan, A.J. Nassar and Herb Wolk. The Directors' Nominating Committee has been assigned the functions of making recommendations to the full Board for the selection of director nominees. The Directors' Nominating Committee did not meet during the year ended January 31, 1998.

         Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder's intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                               EXECUTIVE OFFICERS

The executive officers of the Company are as follows:


NAME                              Age      Position with the Company
----                              ---      -------------------------
A.J. Nassar...................... 41       President, Chief Executive Officer and Director

H. Stanley Padgett............... 50       Senior Executive Vice President and Director; President of Image

David E. Cicchinelli............. 45       President, Retail Groups

Herb Biggers..................... 47       Chief Operating Officer

Thomas P. Leahey................. 36       Executive Vice President, Finance and Treasurer

Mack Hale........................ 56       Executive Vice President, Merchandising

Sandra Fowler.................... 35       Executive Vice President, Administration

H. Gene Harper................... 37       Chief Financial Officer and Secretary

         The executive officers of the Company are appointed by the Board of Directors and hold office at the pleasure of the Board. See "Election of Directors" for information with respect to Messrs. Nassar, Padgett and Cicchinelli.

         HERB BIGGERS has served in various capacities with the Company since July 1996, including Chief Operating Officer since March 1998. Mr. Biggers was a General Manager in the Expo division of The Home Depot, Inc. from January 1994 to October 1995, and the President and Chief Executive Officer of Hancock Park Associates from 1988 to 1994. Mr. Biggers' retail experience includes positions of Chief Operating Officer of Seattle Lighting Corporation, the President and Chief Executive Officer of Forecast Lighting, Inc., and President and Chief Executive Officer of Homestead Fan Company.

         THOMAS P. LEAHEY has served as Executive Vice President, Finance of the Company since August 1993 and as Treasurer since July 1994. Mr. Leahey was employed by the Wachovia Bank of Georgia, N.A. from September 1991 to August 1993 as a Vice President in the Corporate Banking Division. Mr. Leahey's banking career began in January 1984 and included service with Barnett Bank of Central Florida, N.A. and, from March 1987 to July 1991, with Fleet/Norstar Financial Group.

         MACK HALE has served in various capacities with the Company since May 1993, including Executive Vice President, Merchandising since April 1998. From January 1992 to May 1993, Mr. Hale served as Executive Vice President of Unituft, Inc., a floor covering marketing support company. Mr. Hale served as Vice President of Sales and Director of Marketing of Mohawk Industries, Inc., a major carpet manufacturer, from 1983 to 1991. At Mohawk, Mr. Hale was responsible for all marketing and promotional functions. Prior to his employment at Mohawk, Mr. Hale served as Vice President, Sales of Horizon Industries, Inc., a major carpet manufacturer.

         SANDRA FOWLER has served as Executive Vice President, Administration of the Company since September 1993. From 1982 to September 1993, Ms. Fowler served in various capacities with Shaw, the nation's largest carpet manufacturer, including Manager of Corporate Accounts, where she acted as the liaison between that company and its corporate customers in all areas, ranging from sales to administration.

         H. GENE HARPER has served as Chief Financial Officer and Secretary of the Company since September 1994. Mr. Harper was employed by KPMG Peat Marwick LLP from 1983 to September 1994 as a senior manager in the audit department.


                             EXECUTIVE COMPENSATION

         The following table provides certain summary information for the fiscal years ended January 31, 1998 and 1997 and for the ten month transition period ended January 31, 1996 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers").


                                                  SUMMARY COMPENSATION TABLE
                                                                                               LONG TERM
                                                      ANNUAL COMPENSATION                     COMPENSATION
                                     ----------------------------------------------------     ------------

                                                                                     OTHER       NUMBER OF
            NAME AND                                                                 ANNUAL       OPTIONS               OTHER
       PRINCIPAL POSITION          YEAR            SALARY           BONUS        COMPENSATION(1)  AWARDED           COMPENSATION
---------------------------        ----           --------        --------       ---------------  --------          ------------
A.J. Nassar................        1998           $350,012        $265,000        $  2,375         275,000                --
  President and Chief              1997            229,479              --           2,295         200,000                --
  Executive Officer                1996(2)         165,456          25,000           1,654         142,400(3)             --

James W. Inglis............        1998           $218,384        $ 75,000              --              --                --
  Chief Operating Officer          1997(4)         175,176              --                         200,000          $116,250(5)

H. Stanley Padgett.........        1998           $295,000              --              --          25,000           $10,926(5)
  Senior Executive                 1997(6)         170,200              --              --              --                --
  Vice President                   1996(7)         284,200              --              --              --                --

Herb Biggers...............         1998           $173,828        $ 11,250              --          50,000                --
  Chief Operating Officer          1997(8)          51,330          21,250              --          50,000           $ 5,626

Thomas P. Leahey...........        1998           $ 96,147        $ 30,000        $  1,436          25,000                --
  Executive Vice President,        1997             75,762           6,195           1,125              --                --
  Finance                          1996(2)          58,286              --              --              --                --

---------------------

(1)      Represents the Company's matching contribution under its 401(k) plan.

(2) Represents compensation for the ten-month period ended January 31, 1996, which period was the result of a change in the fiscal year end of the Company from March 31 to January 31.

(3) Includes options to purchase 40,000 shares of common stock which were subsequently cancelled.

(4)      Mr. Inglis joined the Company in May 1996.

(5) Represents the discount to fair market value in connection with the purchase by Mr. Inglis of 50,000 shares of Common Stock from the Company in May 1996.

(6) Amounts indicated include compensation paid to Mr. Padgett by (i) the Company and Image subsequent to the acquisition of Image by the Company on August 30, 1996 and (ii) Image for the period from June 30, 1996 to August 30, 1996.

(7) Represents compensation paid to Mr. Padgett by Image for its fiscal year ended June 29, 1996.

(8) Mr. Biggers joined the Company in July 1996 and became its Chief Operating Officer in March 1998.

EMPLOYMENT AGREEMENTS

         On June 4, 1997, the Company entered into an Employment Agreement with A.J. Nassar, pursuant to which Mr. Nassar serves as Chief Executive Officer of the Company. The Employment Agreement, which was amended on January 1, 1998, is for a term of three years, expiring on June 4, 2000, and provides for an annual base salary of $600,000 plus an annual bonus of $200,000 for each fiscal year in which the Company attains certain earnings targets established by the Board of Directors. The Employment Agreement will automatically renew unless it is earlier terminated or either the Company or Mr. Nassar elects not to renew the Employment Agreement. The Employment Agreement provides for certain severance payments to be paid to Mr. Nassar in the event of a change in control of the Company. In the event of a change in control, Mr. Nassar will be entitled, during the term of his Employment Agreement, to terminate his employment with the Company and, subject to certain adjustments, to receive a lump sum cash payment equal to two years' salary, as well as 12 months' provision of employee benefits and a pro rata portion of his annual bonus. In the event Mr. Nassar is terminated by the Company without cause, he will receive during the balance of his term of employment (not to exceed 24 months), the annual base salary which would otherwise be payable to Mr. Nassar had he remained in the employ of the Company. In addition, all unvested stock options will become immediately exercisable and Mr. Nassar will receive 12 months' provision of employee benefits and a pro rata portion of his annual bonus. The Employment Agreement contains non-compete and non- solicitation provisions, effective through the actual date of termination of the Employment Agreement and for a period of two years thereafter.

         On August 30, 1996 and again on July 30, 1997, H. Stanley Padgett entered into amendments to his employment agreement with Image. Under the amended agreement, which will expire on July 30, 2000, Mr. Padgett serves as a Senior Executive Vice President of the Company and as the President and Chief Executive Officer of Image. Mr. Padgett will be entitled to receive an annual base salary of $295,000 which is subject to increase at the discretion of the Compensation Committee, plus certain specified benefits and other benefits generally available to other senior executive officers of Image. The employment agreement provides that the Compensation Committee may also grant an annual bonus to Mr. Padgett. In the event that Mr. Padgett's employment is terminated without cause, as defined under the agreement, he is entitled to a severance payment equal to the salary which would be owed to him through the remainder of the term of the agreement, but in no event less than one year's then-current salary, as well as a bonus equal to the average of the two prior years' annual bonuses. In addition, certain benefits shall be continued for a period of six months, and all unvested options held by Mr. Padgett which would vest in the year of termination shall vest in full. In the event of termination of Mr. Padgett's employment for any reason other than cause within 12 months after a change in control, the Company shall pay Mr. Padgett an amount equal to his annual base salary as then in effect, in lieu of any other severance payment, and shall continue certain benefits, including a company automobile and medical, life and disability insurance, for a period of six months. If Mr. Padgett's employment is terminated for cause, or if he voluntarily terminates his employment with Image, he shall not be entitled to a severance payment or bonus and shall be subject to a one-year noncompetition covenant. Termination of employment includes death, disability, voluntary termination by the employee or involuntary termination by Image with or without cause, which would include a material change in position or responsibility.

COMPENSATION OF DIRECTORS

         Directors of the Company who are compensated as officers of the Company serve without compensation for their services as directors. All directors of the Company are reimbursed by the Company for all out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the Board of Directors and of any committees of the Board of Directors. In addition, from time to time, certain of the Company's outside directors assist in conducting workshops and orientation sessions for the Company's franchisees, for which they customarily have been paid consulting fees of $10,000 annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following persons served as members of the Compensation Committee of the Board of Directors during the year ended January 31, 1998: Richard A. Kaplan, J. Michael Nixon, M.B. Seretean and Herb Wolk. None of the members of the Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Except as set forth herein under "Certain Transactions," there were no material transactions between the Company and any of the members of the Compensation Committee during the fiscal year ended January 31, 1998.

STOCK OPTION PLAN

         The Company has adopted a 1993 Stock Option Plan (the "1993 Plan") for employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the 1993 Plan. The 1993 Plan provides for the grant of options to purchase up to 3,000,000 shares of Common Stock (4,000,000 shares if the proposed amendment to the 1993 Plan is approved at the Annual Meeting) at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the 1993 Plan. The option exercise price must be at least 100% (110% in the case incentive stock options granted to a holder of 10% or more of the Common Stock) of the fair market value of the Common Stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the 1993 Plan. Stock options granted pursuant to the 1993 Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date an incentive stock option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company.

         The following table provides certain information concerning individual grants of stock options under the 1993 Plan made during the fiscal year ended January 31, 1998 to the Named Executive Officers:


                                                OPTION GRANTS IN LAST FISCAL YEAR
                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------              POTENTIAL REALIZABLE
                                                   % OF TOTAL                                              VALUE AT ASSUMED
                                                     OPTIONS                                             ANNUAL RATES OF STOCK
                                                    GRANTED TO        EXERCISE OR                        PRICE APPRECIATION FOR
                                     OPTIONS       EMPLOYEES IN        BASE PRICE                             OPTION TERM (1)
                                     GRANTED          FISCAL            ($ PER         EXPIRATION       --------------------------
             NAME                      (#)             YEAR              SHARE)           DATE               5%             10%
             ----                    -------       ------------       ------------     ----------        ----------     ----------
A.J. Nassar...................       175,000(2)        13.5%             $11.00          5/01/07         $1,210,621     $3,067,954
                                     200,000(2)        15.3%              13.75                           1,729,459      4,382,791
James W. Inglis...............            --             --                  --         11/01/07                 --             --

H. Stanley Padgett............        25,000(3)         1.9%              13.75         11/01/07            216,182        547,849

Herb Biggers..................        50,000(4)         3.8%              11.50          5/01/07            361,614        916,402

Thomas P. Leahey..............        10,000(4)         0.8%              10.00          5/01/07             62,889        159,374
                                      15,000(3)         1.2%              13.75         11/01/07            129,709        328,709

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2)      Options are immediately exercisable.

(3) Options vest in increments of 20% per year commencing on November 1, 1998.

(4)      Options in increments of 20% per year commencing on May 1, 1998.

         The following table provides certain information concerning options exercised during fiscal 1998 and the value of unexercised options held by the Named Executive Officers as of January 31, 1998.


                                                                                NUMBER OF
                                                                               UNEXERCISED     VALUE OF UNEXERCISED
                                                                            OPTIONS AT FISCAL  IN-THE-MONEY OPTIONS
                                                                                 YEAR END       AT FISCAL YEAR-END (A)
                                            SHARES                               --------      -----------------------
                                          ACQUIRED ON        VALUE           EXER-      UNEXER-    EXER-      UNEXER-
NAME                                      EXERCISE (#)    REALIZED ($)      CISABLE     CISABLE   CISABLE     CISABLE
----                                      ------------    ------------      -------     -------  ----------   --------
A.J. Nassar.........................                --              --      705,960      19,040  $3,824,852   $103,768

James W. Inglis.....................                --              --      120,000      80,000     690,000    460,000

H. Stanley Padgett..................           275,000      $4,231,250      166,320      25,000   2,413,010     81,250

Herb Biggers........................                --              --       10,000      90,000      50,000    475,000

Thomas P. Leahey....................                --              --       55,000      25,000     620,000    118,750

---------------------------

(a) Dollar values were calculated by determining the difference between the closing price of $17.00 per share of common stock, as reported by the New York Stock Exchange on January 31, 1998, and the exercise price of the options.

EMPLOYEE RETIREMENT SAVINGS PLAN

         The Company has established a savings and profit-sharing plan that qualifies as a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for its salaried employees who are at least 21 years old and who have completed one year of service with the Company. Under the 401(k) Plan, eligible employees may contribute up to 20% of their gross salary to the 401(k) Plan or $9,500, whichever is less. Each participating employee is fully vested in contributions made by such employee. The Company presently matches 25% of the amount contributed by an employee up to 6% of the employee's salary, but the Company's policy regarding matching contributions may be changed annually in the discretion of the Board of Directors. All amounts contributed under the 401(k) Plan are invested in one or more investment accounts administered by an independent plan administrator.

                              CERTAIN TRANSACTIONS

         As of April 1, 1998, a total of $1.0 million was owed to the Company by A.J. Nassar, the Company's President and Chief Executive Officer. The largest aggregate amount of indebtedness outstanding from Mr. Nassar to the Company since the beginning of fiscal 1998 was $1.8 million. All amounts owed by Mr. Nassar bear interest at an annual rate of 8%. Mr. Nassar has agreed to repay all outstanding obligations to the Company in five annual installments of $200,000 per year (plus accrued interest) commencing on July 1, 1998 and on each March 1 thereafter until maturity. Certain of the loans made to Mr. Nassar in the past were done without prior approval of the Board of Directors of the Company, but were later ratified by the Board. All borrowings were made by Mr. Nassar to fund certain of his personal expenses. No additional loans will be made by the Company to Mr. Nassar. The Company may in the future, however, make loans to other officers and employees in furtherance of proper corporate purposes.

         In August 1997, the Company invested $1.0 million in North Atlantic Acquisition Corp. ("North Atlantic"), a blind pool investment vehicle. A.J. Nassar, the President and Chief Executive Officer of the Company, is a director and a shareholder of North Atlantic. At the time of the Company's investment in North Atlantic, Mr. Nassar owned 14.1% of the outstanding Class A common stock of North Atlantic. As a result of North Atlantic's initial public offering in late 1997, Mr. Nassar's percentage of ownership was reduced to 1.7% of the outstanding shares of Class A common stock.

         Kevodrew Realty, Inc. ("Kevodrew"), a company controlled by A.J. Nassar, leases space to a Company-owned store in Louisville, Kentucky. Payments by the Company to Kevodrew pursuant to this lease totaled $89,983 in fiscal 1998.

         In March 1998, the Company entered into a three-year consulting agreement with James W. Inglis, a director of the Company and its former Chief Operating Officer. The consulting agreement, which is cancelable upon thirty days notice by either party, provides for Mr. Inglis to receive an annual consulting fee of $100,000, for which he will oversee merchandising and marketing of the Company's CarpetMAX stores. The consulting agreement contains non-compete provisions, effective through the actual date of termination of the consulting agreement.

         In January 1998, the Company loaned $100,000 to Herb Biggers, the Company's Chief Operating Officer. This loan bears interest at an annual rate of 8.5%, payable monthly, with principal due on demand. This loan was made to Mr. Biggers to fund certain of his personal expenses. The maximum aggregate amount of indebtedness outstanding for Mr. Biggers to the Company since the beginning of fiscal 1998 was $102,000. As of April 1, 1998, $102,000 was owed by Mr. Biggers to the Company.

         GCO leases two facilities in Montgomery, Alabama, from Dicky W. McAdams, a former director, who served on the Board of Directors of the Company from 1991 to August 1997, and the former Chairman of GCO. One of these facilities is owned directly by Mr. McAdams and the other facility is owned by a partnership in which Mr. McAdams has a 50% interest. Lease payments to Mr. McAdams and the partnership totaled $167,568 in fiscal 1998.

         Richard A. Kaplan and Herb Wolk, directors of the Company, and Ronald McSwain, a former director of the Company, own or owned floor covering retailers which are franchisees of the Company. The following table sets forth for the periods indicated, the amounts paid to the Company by the franchisees controlled by these directors and rebates received by these franchisees. Rebate payments to these franchisees by the Company represent a pass through of volume rebates paid by various floorcovering manufacturers to the Company.



                            FISCAL 1996             FISCAL 1997               FISCAL 1998
                      ---------------------   -----------------------    ----------------------
                      AMOUNTS PAID            AMOUNTS PAID               AMOUNTS PAID
      NAME             TO COMPANY   REBATES    TO COMPANY     REBATES      TO COMPANY   REBATES
-----------------     -----------  --------   -----------    --------     -----------  --------
Richard A. Kaplan     $    55,187  $ 35,909   $        --    $     --     $        --  $     --
Ronald McSwain            242,550   206,453       330,602     210,113         465,048   231,743
Herb Wolk                  47,604    26,863        61,485      25,553         134,384    72,903
                      -----------  --------   -----------    --------     -----------  --------
     Total            $   345,341  $269,225   $   392,087    $235,666     $   599,432  $304,646
                      ===========  ========   ===========    ========     ===========  ========

         The ability of the Company to enter into future transactions with affiliates is limited by the terms of its Senior Notes and Credit Facility.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market Index, the Nasdaq Retail Stock Index, the Standard & Poor's 500 Index and the Standard & Poor's Retail Composite Index for the period commencing on September 30, 1993 (the date of the Company's initial public offering of Common Stock) and ending January 30, 1998 (the "Measuring Period"). The Nasdaq Stock Market Index and the Nasdaq Retail Stock Index have historically been the indicies against which the Common Stock has been measured because, prior to 1997, the Common Stock was quoted on the Nasdaq National Market. In June 1997, the Company listed the Common Stock on the New York Stock Exchange and quotation of the Common Stock on the Nasdaq National Market was terminated. The Company intends to discontinue use of the Nasdaq Stock Market and the Nasdaq Retail Stock Indices in future proxy statements. The Company intends to use the Standard & Poor's 500 and Standard & Poor's Retail Composite Indices in lieu thereof because, in the Company's opinion, these indices will provide the Company's shareholders with a better benchmark for the Company's performance versus its peers in the retail industry.

         The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on September 30, 1993. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.


        COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE MAXIM GROUP, INC.
          COMMON STOCK, NASDAQ STOCK MARKET INDEX, NASDAQ RETAIL STOCK
               INDEX, S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX



       MEASUREMENT
   PERIOD (FISCAL YEAR       THE MAXIM         NASDAQ STOCK        NASDAQ RETAIL                              S&P RETAIL
        COVERED)            GROUP, INC.        MARKET INDEX         STOCK INDEX      S&P 500 INDEX          COMPOSITE INDEX
   -------------------      -----------        ------------         -----------      -------------          ---------------
   September 30, 1993           $100               $100                $100              $100                    $100

     March 31, 1994              229                 98                  94                98                      99

     March 31, 1995              235                109                  92               113                     101

    January 31, 1996*            179                142                 101               146                     101

    January 31, 1997             314                186                 124               185                     120

    January 31, 1998             324                220                 146               235                     179



* On January 13, 1996, the Company changed its fiscal year end from March 31 to January 31.

      ASSUMES $100 INVESTED ON SEPTEMBER 30, 1993 IN THE MAXIM GROUP, INC.
          COMMON STOCK, NASDAQ STOCK MARKET INDEX, NASDAQ RETAIL STOCK
               INDEX, S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES
                            ON EXECUTIVE COMPENSATION

         During the year ended January 31, 1998, the Compensation Committee of the Board of Directors was comprised of four non-employee members of the Board and the Stock Option Committee of the Board of Directors was comprised of two non-employee members of the Board. The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company. The Stock Option Committee is responsible for setting the terms and administering the Company's 1993 Stock Option Plan.

         The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, an annual discretionary bonus and stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

         The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         At least annually, the Compensation Committee reviews salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company.

         The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as the executive's contribution to the Company's performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

         Stock options represent a substantial portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         The Company recently negotiated a new employment agreement for its Chief Executive Officer, which currently provides for an annual base salary of $600,000. The base salary paid to the Chief Executive Officer is reviewed annually by the Compensation Committee and may be adjusted based on competitive compensation data, the Chief Executive Officer's overall compensation package and the Compensation Committee's assessment of his past experience and its expectation as to his future contributions in leading the Company and its businesses. The Compensation Committee did not increase the salary of any other executive officer.

         During the year ended January 31, 1998, the Stock Option Committee granted the Chief Executive Officer options to purchase 375,000 shares of the Company's Common Stock. In addition, options to purchase 50,000 shares of Common Stock were granted to the Company's new Chief Operating Officer during the year. Each of these stock option awards were based upon an evaluation of individual performance criteria and is consistent with the philosophy of providing incentives based on the Company's future performance.

         The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

         STOCK OPTION COMMITTEE                      COMPENSATION COMMITTEE
         Richard A. Kaplan                           Richard A. Kaplan
         Herb Wolk                                   J. Michael Nixon
                                                     M. B. Seretean
                                                     Herb Wolk


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of Compensation and Stock Option Committees on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                 AGENDA ITEM TWO
                    PROPOSAL TO AMEND 1993 STOCK OPTION PLAN

GENERAL

         On July 30, 1993, the Board of Directors of the Company adopted a 1993 Stock Option Plan (as amended, the "1993 Plan") for eligible officers, directors and key employees of the Company. The 1993 Plan provides for the grant of both incentive and non-qualified stock options. The purpose of the 1993 Plan is to encourage and enable eligible directors, officers and key employees of the Company and its subsidiaries to acquire proprietary interests in the Company and its subsidiaries through the ownership of common stock of the Company and to provide motivation for participating directors, officers and key employees to remain in the employ of and to give greater effort on behalf of the Company.

         Under the terms of the 1993 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

         As of May 15, 1998, the Company had granted options to purchase shares of Common Stock pursuant to the 1993 Plan as follows: (i) each Named Executive Officer (A.J. Nassar: 827,400 shares; James W. Inglis: 200,000 shares; H. Stanley Padgett: 66,318 shares; Herb Biggers: 100,000 shares; and Thomas P.
Leahey: 80,000 shares); (ii) all current executive officers as a group:
1,475,615 shares; (iii) all current directors who are not executive officers as a group: 380,000 shares; (iv) each nominee for election as a director (David E.
Cicchinelli: 15,000 shares; and James W. Inglis: 200,000 shares) and (v) all employees, including all current officers who are not executive officers, as a group: 2.5 million shares.

DESCRIPTION OF PROPOSED AMENDMENT

         On May 1, 1998, the Board of Directors of the Company adopted an amendment to the 1993 Plan which would increase the number of shares of the Company Common Stock available for grant thereunder to 4,000,000 shares from 3,000,000 shares. As of May 15, 1998, less than 10,000 shares of Common Stock remained available for grant under the 1993 Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the 1993 Plan. The Board of Directors recommends that shareholders vote FOR the proposed amendment. The affirmative vote of a majority of the shares of the Company Common Stock represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the 1993 Plan.

DESCRIPTION OF 1993 PLAN

         Effective Date. The effective date of the 1993 Plan is July 30,1993. The 1993 Plan shall remain in effect until all shares subject to or which may become subject to the 1993 Plan shall have been purchased pursuant to options granted under the 1993 Plan, provided that options under the 1993 Plan must be granted within ten (10) years from the effective date.

         Shares Subject to the 1993 Plan. The shares of the Company's common stock available for issuance under the 1993 Plan may, at the election of the Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the 1993 Plan shall be 3,000,000 shares of Common Stock (4,000,000 shares if the amendment to the 1993 Plan is approved by the shareholders of the Company at the Annual

Meeting). Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the 1993 Plan.

         Persons Eligible to Participate in the 1993 Plan. Under the 1993 Plan, options may be granted only to officers, directors and key employees of the Company or its subsidiaries.

         Administration of the 1993 Plan. The 1993 Plan shall be administered by the Board of Directors or by a committee comprised of no fewer than two (2) members appointed by the Board of Directors of the Company from among its members (the "Committee"). Members of the Committee shall be "disinterested persons" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 1993 Plan, the Board of Directors or the Committee has the authority to determine the employees to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

         Exercise Price, Terms of Exercise and Payment for Shares. Each option granted under the 1993 Plan will be represented by an Option Agreement which shall set forth the terms particular to that option, including the number of shares covered by the option, the exercise price, the term of the option and any vesting requirements.

         The exercise price of options granted under the 1993 Plan will be determined by the Committee, but in no event shall be less than 100% of the Average Market Price of the common stock on the date of the grant of the option. The term Average Market Price is defined in the 1993 Plan to be the average of the high bid and low ask prices as of the close of business for the Company's shares of common stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System (or other national quotation service). If the Company's common stock is registered on a national securities exchange, then Average Market Price shall mean the closing price of the Company's common stock on such national securities exchange. If the Company's Common Stock is not traded in the organized markets, then the price shall be the fair market value of the common stock as determined in good faith by the Board of Directors or the Committee, but in no case less than the par value of such stock.

         Options may be exercised in whole or in part by the optionee, but in no event later than ten (10) years from the date of the grant. Any incentive stock option granted under the 1993 Plan to an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary may not be purchased at a price less than 110% of the market price on the day the option is granted, and no such option may be exercised more than five (5) years from the date of grant. The purchase price for the shares shall be paid in cash or shares of common stock of the Company, or a combination of both. Upon payment, the Company will deliver stock certificates for such shares to the optionee.

         Termination of Service. In the event that a holder of an option granted under the 1993 Plan ceases to be a director or employee of the Company or any subsidiary of the Company for any reason other than his death or total and permanent disability, any incentive stock option or unexercised portion thereof, which is otherwise exercisable on the date of such termination, shall expire three (3) months from the date of such termination. Any incentive stock options which are not exercisable on the date of such termination shall immediately terminate.

         Upon the death or total and permanent disability of the holder of an option, any incentive stock option or unexercised portion thereof which is otherwise exercisable shall expire within one year of the date of such death or disability. Any incentive stock options which were not exercisable on the date of such death or disability shall be immediately exercisable for a period of one year.

         Options granted under the 1993 Plan are exercisable during the lifetime of the optionee only by the optionee. All options granted under the 1993 Plan are non-transferable except by will or under the laws of descent and distribution.

         Reorganization and Recapitalization. In case the Company is merged or consolidated with another corporation and the Company is not the survivor, or in case the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company shall either make appropriate provision for the protection of any outstanding options, including without limitation the substitution of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of the Common Stock of the Company, or upon written notice to the optionee, provide that the option must be exercised within 60 days or it will be terminated.

         In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the number of shares available under the 1993 Plan will be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any option theretofore granted will be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

         Limitation on Number of Shares That May be Purchased. For incentive stock options granted under the 1993 Plan, the aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

         Amendment and Termination of the 1993 Plan. With respect to any shares of stock at the time not subject to options, the Board of Directors may at any time and from time to time, terminate, modify or amend the 1993 Plan in any respect, except that no such modification or amendment shall be made absent the approval of the shareholders of the Company to: (i) increase the maximum number of shares for which options may be granted under the 1993 Plan; (ii) reduce the option price or waiting period; (iii) extend the period during which options may be granted or exercised; (iv) change the class of employees eligible for incentive stock options; (v) otherwise materially modify the requirements as to eligibility for participation in the 1993 Plan; or (vi) otherwise materially increase the benefits accruing to participants under the 1993 Plan.

         With the consent of the affected optionee, the Board of Directors or the Committee may amend outstanding option agreements in a manner consistent with the 1993 Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. All incentive stock options granted or to be granted under the 1993 Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

         (a)      gain on the sale or other disposition; or

         (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

         The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

         The 1993 Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's common stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's common stock will recognize no gain or loss upon such exercise. The optionee's basis in the shares so acquired will be equal to the optionee's cost basis in the shares surrendered (plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid).

         Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

         Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

         At present, the maximum tax rate on capital gains is 20% for assets held for more than 18 months and 28% for assets held for more than 12 months but not more than 18 months, while the maximum tax rate on ordinary income is 39.6%. Thus, the conversion of ordinary income into capital gain produces some tax benefit for certain taxpayers. However, the benefit of income deferral generally provided by incentive stock options is reduced for some taxpayers since the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

         In general, an option granted under the 1993 Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

         Non-Qualified Stock Options. All options granted or to be granted under the 1993 Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

         A participant in the 1993 Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee). However, under the applicable Treasury Regulations, the non-qualified stock options issued under the 1993 Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

         Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

         The 1993 Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. If an optionee exchanges previously acquired Common Stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

         General. The 1993 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the statutory provisions of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the 1993 Plan and does not purport to be a complete description of all federal income tax aspects of the 1993 Plan. Option holders may also be subject to state and local taxes in connection with the grant or exercise of options granted under the 1993 Plan and the sale or other disposition of shares acquired upon exercise of the options. Each employee receiving a grant of options should consult with his or her personal tax advisor regarding federal, state and local consequences of participating in the 1993 Plan.

         The approval of the holders of a majority of the shares of the Company Common Stock present and voting at the Annual Meeting is necessary to approve the proposed amendment to the 1993 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE 1993 PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as independent auditors of the Company for the fiscal year ended January 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company has not selected its independent accountants for the 1999 fiscal year. The Company anticipates that the independent accountants who will examine and report on the Company's consolidated financial statements for the year ending January 31, 1999 will be selected during the third quarter of the current fiscal year.

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report for the year ended January 31, 1998 on Form 10-K as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company, Attention: Chief Financial Officer at 210 TownPark Drive, Kennesaw, Georgia 30144. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 1999 annual meeting must be received at the Company's principal executive offices by January 30, 1999 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                 By Order of the Board of Directors,

                                 /s/ A.J. Nassar

                                 A.J. NASSAR
                                 President and Chief Executive Officer
Kennesaw, Georgia
June 4, 1998

                                                                       EXHIBIT A


                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints A.J. Nassar and Thomas P. Leahey or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of THE MAXIM GROUP, INC. to be held on June 26, 1998, at 10:00 a.m. at 210 TownPark Drive, Kennesaw, Georgia 30144, and any adjournments or postponements thereof:

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS LISTED ON THE REVERSE SIDE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE
--------------------------------------------------------------------------------
NOTE: Please date and sign this Proxy exactly as name(s) appear(s) on reverse side. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-----------------------------------        ------------------------------------

-----------------------------------        ------------------------------------

-----------------------------------        ------------------------------------




|X|  PLEASE MARK VOTES
      AS IN THIS EXAMPLE

  ---------------------------        1.  To elect two (2) directors to
                                         serve for a term of three
      THE MAXIM GROUP, INC.              years and until their
                                         successors are elected and
  ---------------------------            qualified.


                                                                FOR ALL    WITH-   FOR ALL
                                                                NOMINEES   HOLD     EXCEPT
                                         David E. Cicchinelli     [ ]     [ ]        [ ]
                                         James W. Inglis


Mark box at right if an address      [ ] INSTRUCTION: To withhold authority
change or comment has been noted         to vote for any individual nominee
on the reverse side of this card.        mark the "For All Except"box and
                                         write that nominee's name in the
                                         space provided below.



                                         ---------------------------------

RECORD DATE SHARES:



                                                                                For  Against   Abstain
                                     2. To approve an amendment to the          [ ]    [ ]       [ ]
                                        1993 Stock Option Plan of the Company to
                                        increase the number of shares of Common
                                        Stock available for
                                        grant thereunder from 3,000,000 shares to
                                        4,000,000 shares.



Please be sure to sign and date this Proxy. Date:
                                                 ---------------


--------------------------------------------
Shareholder sign here     Co-owner sign here

                                     3. To transact such other business
                                        incidental to the conduct of the Annual
                                        Meeting as may properly come before the
                                        Annual Meeting or any adjournments or
                                        postponements thereof.



DETACH CARD                                                         DETACH CARD
